Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
NYSE symbol: PEB
www.pebblebrookhotels.com

PEBBLEBROOK HOTEL TRUST
REPORTS 2020 RESULTS

OPERATING STATUS OF HOTELS AND RESORTS
▪ 38 hotels and resorts currently open, which is approximately three-fourths of the Company’s portfolio; these 38 properties accounted for 73% of the Company’s 2019 Hotel EBITDA
▪ As expected, demand softened in November and December of 2020 compared with prior months due to the typical seasonal winter slowdown in travel and increased government restrictions in response to the dramatic rise in COVID infections nationwide.
▪ The softer demand trends continued into January 2021. However, the Company is encouraged that hotel demand and booking trends for February and March have improved materially from January.
▪ The Company’s remaining suspended hotels are expected to re-open in the coming months as demand recovers.

AVERAGE MONTHLY CASH BURN
▪ During the fourth quarter of 2020, monthly cash burn at the Company’s hotels averaged in the range of its previous estimate of $5 to $8 million, with December running at approximately $9 million, due to typical winter seasonality and a dramatic rise in COVID-19 cases and government restrictions.
▪ Total monthly corporate cash burn in the fourth quarter of 2020 averaged in the range of its previous estimate, running at $16 to $21 million.

BALANCE SHEET & LIQUIDITY
▪ In December, the Company issued $500.0 million of convertible senior unsecured notes with a 1.75% coupon and reopened the securities in Q1 raising an additional $263.75 million. Proceeds from these offerings increased the Company’s liquidity and reduced near term outstanding debt.
▪ On February 18, 2021, the Company and its lending partners agreed to amend its credit agreements to waive financial covenants until the first quarter of 2022 and provide substantially less restrictive covenants and increased investment flexibility through the end of the first quarter of 2023.
▪ Currently, the Company has cash on hand of approximately $127 million and liquidity of approximately $770 million, which includes $643.2 million available on the Company’s $650.0 million revolving credit facility.
▪ Net debt to depreciated book value at the end of Q4 2020 was 39%.

Q1 2021 OUTLOOK
▪ Given the uncertainties related to the pandemic, its impact on travel, and variable and unpredictable government restrictions, the Company is unable to provide an outlook for 2021 at this time.
▪ Based on our January preliminary results, and February’s results and trends, the Company anticipates Q1 2021 revenues will likely be roughly in-line with Q4 2020, with Same-Property Room Revenues currently estimated to decline 80% to 81% compared with Q1 2019.

(1) See tables later in this press release for a description of Same-Property information and reconciliations from net income (loss) to non-GAAP financial measures.

“

As we close what has been an unprecedented year, I am incredibly proud of our hotel team members and corporate employees in all that we accomplished throughout 2020. From the onset of COVID-19, we quickly rallied together to mitigate the pandemic's effects by successfully reducing costs and capitalizing on our strategic initiatives. Despite the challenging environment, we completed approximately $400 million of property dispositions at very attractive values. We successfully issued $750 million of highly attractive convertible notes, which significantly enhanced our liquidity, allowed us to pay down near-term debt maturities and provided for future debt to equity conversion at very favorable equity pricing. We also completed numerous transformative property renovations and redevelopments, including San Diego Mission Bay Resort, Viceroy Santa Monica Hotel, Chaminade Resort & Spa, Hotel Zena Washington DC, Le Parc Suite Hotel West Hollywood and Viceroy Washington DC. And in November, we launched Curator Hotel & Resort Collection with six industry-leading hotel operators as founding members. We believe that Curator will generate significant future value for our shareholders as we rapidly add new member hotels and increase the cost-saving offerings and benefits provided by Curator. 2020 marked the most challenging year for the hotel industry in decades, and the most challenging ever for Pebblebrook. However, our combined strategic actions and tireless hard work have set the foundation for 2021, which we expect to be a year of gradual recovery as leisure and business travel demand returns. We are cautiously optimistic that we will return to profitability in the second half of this year, and we feel confident we are in a great position for significant growth and investment opportunities in the years ahead.

- Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust

Fourth Quarter and Full-Year Highlights

	Fourth Quarter		Year Ended December 31,
	2020	2019	2020	2019

	($ in millions except per share and RevPAR data)

Net income (loss)	($173.2)	$19.6	($392.6)	$115.7

Same-Property Room Revenues(1)	$48.0	$235.1	$279.8	$1,019.8
Same-Property Room Revenues growth rate	(79.6%)		(72.6%)

Same-Property Total Revenues(1)	$74.0	$353.2	$429.0	$1,490.5
Same-Property Total Revenues growth rate	(79.1%)		(71.2%)

Same-Property Total Expenses(1)	$93.9	$251.8	$468.4	$1,014.5
Same-Property Total Expense growth rate	(62.7%)		(53.8%)

Same-Property EBITDA(1)	($19.9)	$101.4	($39.4)	$476.0
Same-Property EBITDA growth rate	(119.7%)		(108.3%)

Adjusted EBITDAre(1)	($27.9)	$100.1	($69.7)	$478.7
Adjusted EBITDAre growth rate	(127.8%)		(114.6%)

Adjusted FFO(1)	($65.4)	$71.3	($191.4)	$344.1
Adjusted FFO per diluted share(1)	($0.50)	$0.54	($1.46)	$2.63
Adjusted FFO per diluted share growth rate	(192.6%)		(155.5%)

(1) See tables later in this press release for a description of same-property information and reconciliations from net income (loss) to non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds from Operations ("FFO"), FFO per share, Adjusted FFO and Adjusted FFO per share.

For the details as to which hotels are included in Same-Property Room Revenues, Total Revenues, Expenses and EBITDA appearing in the table above and elsewhere in this press release, refer to the Same-Property Statistical Data table footnotes later in this press release.

“In response to the challenging operating environment caused by the COVID-19 pandemic, we shifted quickly to protect the health and safety of our guests and team members by implementing new operating standards, cleaning protocols, and social distancing measures,” noted Mr. Bortz. “As vaccine distribution progresses, we expect that travel demand will steadily recover, led first by leisure travelers, then transient business travelers in the second half of 2021, and finally group will be the last to return, particularly large group meetings, late in 2021.”

The Company’s portfolio operating trends improved through October, driven by healthy leisure travel demand and some slow recovery in business travel. However, following October’s peak performance, fundamentals weakened due primarily to a surge in COVID-19 cases and increased government restrictions. During the fourth quarter, occupancy at our open hotels declined from 37.9 percent in October to 29.0 percent in November, to 19.8 percent in December. The Company’s open hotels generated ($5.9) million of Hotel EBITDA in the quarter. The Company’s resort portfolio, of which all 8 properties were open throughout the quarter, generated $7.3 million of Hotel EBITDA, with an occupancy of 39.6 percent and an ADR of $302.16, a rate that was 14.8 percent higher than last year’s fourth quarter.

Estimated Monthly Cash Burn

The Company estimates that its monthly cash burn for the fourth quarter averaged between approximately $16.0 to $21.0 million (excluding capital investments) based on the following:

▪Average hotel-level monthly cash burn of approximately $7.0 million, which was approximately $3.0 million in October, but increased to approximately $9.0 million in December, excluding one-time expenses;
▪Corporate-level monthly G&A cash burn of $2.0 million; and
▪Corporate finance-related monthly cash burn of $12.0 million, which includes interest payments on the Company’s outstanding debt as well as both common and preferred dividend payments.

However, the first quarter’s monthly cash burn is likely to be slightly higher than the fourth quarter. Thereafter, assuming progress on reducing the impact of the virus through mitigation measures and widespread vaccinations, monthly cash burn is expected to decline, and should be eliminated sometime mid-year, as the travel recovery takes hold as the year progresses, demand gradually improves, recently reopened hotel performance ramps up, and additional hotels reopen.

Capital Investments and Strategic Property Redevelopments

In the fourth quarter, the Company completed $14.6 million of capital investments throughout its portfolio. The Company completed $125.0 million of capital investments and projects in 2020, including the completion of major renovations and property improvements at Hotel Zena Washington DC (formerly Donovan Hotel), Embassy Suites San Diego Bay – Downtown, The Westin San Diego Gaslamp Quarter, Le Parc Suite Hotel, San Diego Mission Bay Resort (formerly Hilton San Diego Resort & Spa), Viceroy Santa Monica Hotel, Chaminade Resort & Spa, Viceroy Washington DC (formerly Mason & Rook Hotel) and The Marker Key West Harbor Resort.

In 2021, the Company intends to complete the following redevelopments:

▪L’Auberge Del Mar (estimated at $10.5 million), a major redevelopment, including guestrooms and a dramatic transformation and expansion of the luxury property’s public spaces, including indoor and outdoor event and meeting spaces, bars, the pool, and the creation of an outdoor restaurant with ocean views, and the addition of a coffee café, all of which are expected to be completed in the second quarter of 2021; and

▪Southernmost Beach Resort (estimated at $15.0 million), a comprehensive guestroom renovation including all case goods, soft goods, and bathrooms, including tub to shower conversions, targeted to be completed in the third quarter of 2021.

If fundamentals strengthen, the Company will evaluate commencing additional previously planned major renovation and repositioning projects later in 2021.

Balance Sheet and Liquidity

As of December 31, 2020, the Company had $136.3 million of consolidated cash, cash equivalents, and restricted cash in addition to $603.2 million of additional undrawn availability on its senior unsecured revolving credit facility, for a total of $739.5 million of liquidity. The Company had $2.4 billion in consolidated unsecured debt at an effective weighted-average interest rate of 3.4 percent. Two billion dollars, or 84 percent of the Company's total outstanding debt, was at a weighted-average fixed interest rate of 3.6 percent, and $0.4 billion, or 16 percent, was at a weighted-average floating interest rate of 2.4 percent. Of the Company's outstanding debt, $1.8 billion was in the form of unsecured term loans, and $40.0 million was outstanding on its $650.0 million senior unsecured revolving credit facility. The Company has no loans maturing until 2022.

On December 15, 2020, the Company successfully executed a public offering of $500.0 million aggregate principal amount of convertible unsecured senior notes with a 6-year term, a 1.75% coupon and an equity conversion price up 35% (equivalent to $25.47/share). The Company also purchased a call spread option up 75% (equivalent to

$33.02/share). Proceeds from this initial offering were used to reduce the Company’s outstanding debt and increase liquidity.

On February 9, 2021, the Company completed a public offering for $250.0 million aggregate principal amount of its previously issued 1.75% convertible unsecured senior notes. The notes were sold at a 5.5% premium to par (gross proceeds of $263.75 million). Proceeds from this offering were used primarily to reduce the outstanding balance on the Company’s senior unsecured revolving credit facility and $177.0 million of its 2021 and 2022 debt maturities. The Company also purchased a call spread option equivalent to that of the initial offering.

On February 18, 2021, the Company amended the agreements governing its outstanding debt, including its $650.0 million senior unsecured revolving credit facility, $1.6 billion of unsecured term loans and working capital facilities, and $100.0 million unsecured private placement senior notes. The Company’s amended credit agreements and related documents waive all financial covenants through the end of 2021 and most financial covenants through the first quarter of 2022, and provide substantially less restrictive covenants through the end of the first quarter of 2023. The amendment also provides the Company with enhanced flexibility to complete property renovations, acquisitions, and other investments during the waiver period. Approximately $21.0 million of November 2021 debt maturities were also extended to November 2022.

Common and Preferred Dividends

On December 15, 2020, the Company declared a quarterly cash dividend of $0.01 per share on its common shares as well as a regular quarterly cash dividend for the following preferred shares of beneficial interest:

▪$0.40625 per 6.50% Series C Cumulative Redeemable Preferred Share;
▪$0.39844 per 6.375% Series D Cumulative Redeemable Preferred Share;
▪$0.39844 per 6.375% Series E Cumulative Redeemable Preferred Share; and
▪$0.39375 per 6.30% Series F Cumulative Redeemable Preferred Share.

Update on Strategic Dispositions

The Company completed a total of $387.0 million of sales in 2020 and an additional $12.0 million in January 2021. On March 6, 2020, the Company sold the InterContinental Buckhead Atlanta and Sofitel Washington DC Lafayette Square for $331.0 million. On July 29, 2020, the Company sold Union Station Hotel Nashville, Autograph Collection for $56.0 million. Finally, on January 25, 2021, the Company announced the monetization of rooftop wireless leases at 11 of its hotels for $12.0 million of net proceeds.

On February 3, 2021, the Company announced that it had executed a contract to sell the Sir Francis Drake, which the Company expects will generate approximately $157.6 million of proceeds. The sale is expected to be completed during the second quarter of 2021.

Curator Hotel & Resort Collection

On November 17, 2020, the Company and six industry-leading hotel operators jointly announced the launch of Curator Hotel & Resort Collection. Curator's distinct owner-centric platform offers an alternative for independent lifestyle hotels looking to strengthen their performance, providing them with best-in-class agreements, services and technology, while allowing them to retain their unique identities.

2021 Outlook

The Company continues to be unable to provide a full-year outlook for 2021 due to the uncertainties caused by the COVID-19 pandemic. It intends to issue new guidance when it has more clarity on government restrictions, advances in health solutions, the economy, travel demand, and more predictable overall operating fundamentals and trends.

Fourth Quarter 2020 Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Wednesday, February 24, 2021, at 9:00 AM ET. Please dial (877) 705-6003 approximately ten minutes before the call begins to participate in the conference call. Additionally, a live webcast of the conference call will be available through the Company's website. To access the webcast, log on to www.pebblebrookhotels.com ten minutes before the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust ("REIT") and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 53 hotels, totaling approximately 13,200 guestrooms across 14 urban and resort markets, with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of the Company’s cash burn rate; descriptions of the Company’s plans or objectives for future capital investment projects, operations or services; forecasts of the Company’s future economic performance; forecasts of hotel industry performance; forecasts of future value of Curator to shareholders; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of February 23, 2021. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
($ in thousands, except share and per-share data)

	December 31, 2020	December 31, 2019

ASSETS
Assets:
Investment in hotel properties, net	$5,882,022	$6,332,587
Cash and cash equivalents	124,274	30,098
Restricted cash	12,026	26,777
Hotel receivables (net of allowance for doubtful accounts of $183 and $738, respectively)	10,225	49,619
Prepaid expenses and other assets	47,819	59,474
Total assets	$6,076,366	$6,498,555

LIABILITIES AND EQUITY
Liabilities:
Unsecured revolving credit facilities	$40,000	$165,000
Unsecured term loans, net of unamortized deferred financing costs	1,766,545	1,964,657
Senior convertible notes, net of unamortized debt discount and deferred financing costs	374,333	—
Senior unsecured notes, net of unamortized deferred financing costs	99,593	99,563
Accounts payable, accrued expenses and other liabilities	226,446	260,166
Lease liabilities - operating leases	255,106	256,271
Deferred revenues	36,057	57,704
Accrued interest	4,653	4,694
Distribution payable	9,307	58,564
Total liabilities	2,812,040	2,866,619
Commitments and contingencies

Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par value (liquidation preference $510,000 at December 31, 2020 and December 31, 2019), 100,000,000 shares authorized; 20,400,000 shares issued and outstanding at December 31, 2020 and December 31, 2019	204	204
Common shares of beneficial interest, $0.01 par value, 500,000,000 shares authorized; 130,673,300 shares issued and outstanding at December 31, 2020 and 130,484,956 shares issued and outstanding at December 31, 2019	1,307	1,305
Additional paid-in capital	4,169,870	4,069,410
Accumulated other comprehensive income (loss)	(60,071)	(24,715)
Distributions in excess of retained earnings	(853,973)	(424,996)
Total shareholders' equity	3,257,337	3,621,208
Non-controlling interests	6,989	10,728
Total equity	3,264,326	3,631,936
Total liabilities and equity	$6,076,366	$6,498,555

Pebblebrook Hotel Trust
Consolidated Statements of Operations
($ in thousands, except share and per-share data)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Revenues:
Room	$48,160	$252,048	$287,439	$1,103,947
Food and beverage	13,257	95,781	95,892	370,584
Other operating	12,792	31,580	59,557	137,682
Total revenues	$74,209	$379,409	$442,888	$1,612,213

Expenses:
Hotel operating expenses:
Room	$16,381	$66,148	$91,771	$275,855
Food and beverage	11,554	65,297	77,698	260,278
Other direct and indirect	38,501	107,418	209,957	438,035
Total hotel operating expenses	66,436	238,863	379,426	974,168
Depreciation and amortization	56,516	57,504	224,560	234,880
Real estate taxes, personal property taxes, property insurance, and ground rent	29,160	31,004	114,333	125,013
General and administrative	6,899	8,294	45,158	34,047
Transaction costs	70	1,103	10,544	8,679
Impairment loss	53,986	—	74,556	—
(Gain) loss on sale of hotel properties	—	(2,819)	(117,401)	(2,819)
(Gain) loss and other operating expenses	668	2,684	4,421	8,903
Total operating expenses	213,735	336,633	735,597	1,382,871
Operating income (loss)	(139,526)	42,776	(292,709)	229,342
Interest expense	(28,902)	(23,962)	(104,098)	(108,474)
Other	75	6	517	29
Income (loss) before income taxes	(168,353)	18,820	(396,290)	120,897
Income tax (expense) benefit	(4,834)	752	3,697	(5,172)
Net income (loss)	(173,187)	19,572	(392,593)	115,725
Net income (loss) attributable to non-controlling interests	(329)	29	(864)	283
Net income (loss) attributable to the Company	(172,858)	19,543	(391,729)	115,442
Distributions to preferred shareholders	(8,139)	(8,139)	(32,556)	(32,556)
Net income (loss) attributable to common shareholders	$(180,997)	$11,404	$(424,285)	$82,886

Net income (loss) per share available to common shareholders, basic	$(1.39)	$0.08	$(3.25)	$0.63
Net income (loss) per share available to common shareholders, diluted	$(1.39)	$0.08	$(3.25)	$0.63

Weighted-average number of common shares, basic	130,673,300	130,484,956	130,610,015	130,471,670
Weighted-average number of common shares, diluted	130,673,300	130,669,494	130,610,015	130,718,306

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019

Net income (loss)	$(173,187)	$19,572	$(392,593)	$115,725
Adjustments:
Depreciation and amortization	56,408	57,396	224,124	234,591
(Gain) loss on sale of hotel properties	—	(2,819)	(117,401)	(2,819)
Impairment loss	53,986	—	74,556	—
FFO	$(62,793)	$74,149	$(211,314)	$347,497
Distribution to preferred shareholders	(8,139)	(8,139)	(32,556)	(32,556)
FFO available to common share and unit holders	$(70,932)	$66,010	$(243,870)	$314,941
Transaction costs	70	1,103	10,544	8,679
Non-cash ground rent	910	701	3,730	3,975
Management/franchise contract transition costs	196	1,143	814	5,927
Interest expense adjustment for acquired liabilities	1,205	213	1,981	902
Finance lease adjustment	808	1,000	3,213	3,193
Non-cash amortization of acquired intangibles	607	(290)	(322)	(1,340)
Gain on insurance settlement	—	—	—	(672)
Business interruption proceeds	—	—	—	672
Non-cash interest expense	1,380	1,379	5,502	6,140
One-time operation suspension expenses	(707)	—	9,997	—
Non-cash canceled share-based compensation	—	—	16,001	—
Early extinguishment of debt	1,024	—	1,024	1,698
Adjusted FFO available to common share and unit holders	$(65,439)	$71,259	$(191,386)	$344,115

FFO per common share - basic	$(0.54)	$0.50	$(1.86)	$2.41
FFO per common share - diluted	$(0.54)	$0.50	$(1.86)	$2.40
Adjusted FFO per common share - basic	$(0.50)	$0.54	$(1.46)	$2.63
Adjusted FFO per common share - diluted	$(0.50)	$0.54	$(1.46)	$2.63

Weighted-average number of basic common shares and units	130,934,016	130,854,912	130,870,731	130,841,626
Weighted-average number of fully diluted common shares and units	130,934,016	131,039,450	130,870,731	131,088,262

This press release includes certain non-GAAP financial measures. These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of Nareit in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO available to common share and unit holders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Transaction costs: The Company excludes transaction costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Interest expense adjustment for acquired liabilities: The Company excludes interest expense adjustment for acquired liabilities assumed in connection with acquisitions, because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Finance lease adjustment: The Company excludes the effect of non-cash interest expense from finance leases because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases or management agreements and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Gain on insurance settlement: The Company excludes the gain on insurance settlement because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Non-cash interest expense, one-time operation suspension expenses, non-cash canceled share-based compensation and early extinguishment of debt: The Company excludes these items because the Company believes that including these adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the Nareit White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019

Net income (loss)	$(173,187)	$19,572	$(392,593)	$115,725
Adjustments:
Interest expense	28,902	23,962	104,098	108,474
Income tax expense (benefit)	4,834	(752)	(3,697)	5,172
Depreciation and amortization	56,516	57,504	224,560	234,880
EBITDA	$(82,935)	$100,286	$(67,632)	$464,251
(Gain) loss on sale of hotel properties	—	(2,819)	(117,401)	(2,819)
Impairment loss	53,986	—	74,556	—
EBITDAre	$(28,949)	$97,467	$(110,477)	$461,432
Transaction costs	70	1,103	10,544	8,679
Non-cash ground rent	910	701	3,730	3,975
Management/franchise contract transition costs	196	1,143	814	5,927
Non-cash amortization of acquired intangibles	607	(290)	(322)	(1,340)
Gain on insurance settlement	—	—	—	(672)
Business interruption proceeds	—	—	—	672
One-time operation suspension expenses	(707)	—	9,997	—
Non-cash canceled share-based compensation	—	—	16,001	—
Adjusted EBITDAre	$(27,873)	$100,124	$(69,713)	$478,673

This press release includes certain non-GAAP financial measures. These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

Earnings before Interest, Taxes, and Depreciation and Amortization for Real Estate ("EBITDAre") - The Company believes that EBITDAre provides investors a useful financial measure to evaluate its operating performance, and the Company presents EBITDAre in accordance with the National Association of Real Estate Investment Trusts ("Nareit") guidelines, as defined in its September 2017 white paper "Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate." EBITDAre adjusts EBITDA for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre: (1) gains or losses on the disposition of depreciated property, including gains or losses on change of control; (2) impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate; and (3) adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.

The Company also evaluates its performance by reviewing Adjusted EBITDAre because it believes that adjusting EBITDAre to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDAre for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre:

- Transaction costs: The Company excludes transaction costs expensed during the period because it believes that including these costs in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases or management agreements and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Gain on insurance settlement: The Company excludes the gain on insurance settlement because the Company believes that including this adjustment in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- One-time operation suspension expenses and non-cash canceled share-based compensation: The Company excludes these items because it believes that including these costs in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of EBITDAre, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Strategic Disposition Program Summary
(Unaudited)

	Date of disposition	Sales price ($ in millions)	EBITDA multiple		Net operating capitalization rate	Sales price per key ($ in thousands)

Hotel dispositions:
Park Central San Francisco and Park Central New York / WestHouse New York	11/30/2018	$715.0	16.5	x	5.1%	$443
Gild Hall, New York	11/30/2018	38.8	15.8	x	5.3%	298
Embassy Suites Philadelphia Center City	11/30/2018	67.0	11.0	x	8.1%	233
The Grand Hotel Minneapolis	12/4/2018	30.0	8.5	x	10.4%	214
The Liaison Capitol Hill	2/14/2019	111.0	16.9	x	4.9%	324
Hotel Palomar Washington, DC	2/22/2019	141.5	14.9	x	5.9%	422
Onyx Hotel	5/29/2019	58.3	15.3	x	5.9%	521
Hotel Amarano Burbank	7/16/2019	72.9	15.8	x	5.7%	552
Rouge Hotel	9/12/2019	42.0	17.4	x	5.0%	307
Hotel Madera	9/26/2019	23.3	14.3	x	5.7%	284
Topaz Hotel	11/22/2019	33.1	19.5	x	4.4%	334
InterContinental Buckhead Atlanta / Sofitel Washington DC Lafayette Square	3/6/2020	331.0	14.2	x	6.1%	502
Union Station Hotel Nashville, Autograph Collection	7/29/2020	56.0	8.1	x	11.1%	448

Total / Average		$1,720	14.8	x	5.82%	$410

The EBITDA multiple and net operating capitalization rate are based on the applicable hotel's estimated trailing twelve-month operating performance for 2018. The net operating income capitalization rate is based on an assumed annual capital reserve of 4.0% of total hotel revenues. The EBITDA Multiple and net operating capitalization rate for Hotel Amarano Burbank reflect an estimated adjustment for the annualized impact of real estate taxes for California's Proposition 13 because the Company believes the adjusted hotel results for this period provide investors and analysts with an understanding of the hotel-level operating performance.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Statistical Data
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019

Same-Property Occupancy	20.5%	79.4%	25.0%	82.3%
Increase/(Decrease)	(74.2%)		(69.6%)
Same-Property ADR	$195.34	$247.02	$232.61	$258.10
Increase/(Decrease)	(20.9%)		(9.9%)
Same-Property RevPAR	$40.01	$196.01	$58.13	$212.51
Increase/(Decrease)	(79.6%)		(72.6%)

Same-Property Total RevPAR	$61.64	$294.53	$89.14	$310.62
Increase/(Decrease)	(79.1%)		(71.3%)

Notes:
While the operations of many of the Company's hotels were temporarily suspended beginning in March 2020, this schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2020 but excludes Hotel Zena Washington DC, formerly known as Donovan Hotel, for Q4 in both 2020 and 2019 because it was closed during the fourth quarter of 2019 for renovation. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2020 but excludes Hotel Zena Washington DC, formerly known as Donovan Hotel, for Q1, Q2 and Q4 in both 2020 and 2019 because it was closed during the first and second quarters of 2020 and the fourth quarter of 2019 for renovation and also excludes Union Station Hotel Nashville, Autograph Collection for Q3 and Q4 in both 2020 and 2019 due to its sale in the third quarter of 2020.

Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Statistical Data - by Market
(Unaudited)

	Three months ended December 31,	Year ended December 31,
	2020	2020
Same-Property RevPAR variance to prior-year period:
Southern Florida	(28.5%)	(35.5%)
San Diego	(64.8%)	(60.0%)
Boston	(73.6%)	(76.5%)
Portland	(79.5%)	(75.3%)
Other	(80.9%)	(75.1%)
Los Angeles	(82.3%)	(73.0%)
Washington DC	(92.5%)	(84.1%)
Seattle	(94.2%)	(85.7%)
Chicago	(98.1%)	(88.0%)
San Francisco	(98.3%)	(80.5%)

East Coast	(68.0%)	(69.2%)
West Coast	(84.2%)	(73.1%)

Notes:
While the operations of many of the Company's hotels were temporarily suspended beginning in March 2020, this schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2020 but excludes Hotel Zena Washington DC, formerly known as Donovan Hotel, for Q4 in both 2020 and 2019 because it was closed during the fourth quarter of 2019 for renovation. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2020 but excludes Hotel Zena Washington DC, formerly known as Donovan Hotel, for Q1, Q2 and Q4 in both 2020 and 2019 because it was closed during the first and second quarters of 2020 and the fourth quarter of 2019 for renovation and also excludes Union Station Hotel Nashville, Autograph Collection for Q3 and Q4 in both 2020 and 2019 due to its sale in the third quarter of 2020.

"Other" includes Nashville, TN; New York City, NY; Philadelphia, PA; and Santa Cruz, CA.

Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Same-Property Results
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019

Same-Property Revenues:
Room	$48,022	$235,083	$279,768	$1,019,751
Food and beverage	13,225	87,751	90,425	339,391
Other	12,727	30,399	58,834	131,367
Total hotel revenues	73,974	353,233	429,027	1,490,509

Same-Property Expenses:
Room	$16,204	$62,084	$89,157	$254,233
Food and beverage	11,488	60,416	74,464	239,598
Other direct	2,696	5,682	11,670	23,510
General and administrative	9,177	28,089	54,495	114,354
Information and telecommunication systems	3,229	5,340	14,810	21,151
Sales and marketing	7,799	27,046	45,182	110,247
Management fees	1,853	10,908	10,645	45,069
Property operations and maintenance	6,845	11,846	29,582	47,531
Energy and utilities	5,516	8,349	23,389	34,694
Property taxes	18,882	19,200	76,235	74,921
Other fixed expenses	10,227	12,827	38,773	49,227
Total hotel expenses	93,916	251,787	468,402	1,014,535

Same-Property EBITDA	$(19,942)	$101,446	$(39,375)	$475,974

Same-Property EBITDA Margin	(27.0%)	28.7%	(9.2%)	31.9%

Notes:
While the operations of many of the Company's hotels were temporarily suspended beginning in March 2020, this schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned as of December 31, 2020 but excludes Hotel Zena Washington DC, formerly known as Donovan Hotel, for Q4 in both 2020 and 2019 because it was closed during the fourth quarter of 2019 for renovation. This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned as of December 31, 2020 but excludes Hotel Zena Washington DC, formerly known as Donovan Hotel, for Q1, Q2 and Q4 in both 2020 and 2019 because it was closed during the first and second quarters of 2020 and the fourth quarter of 2019 for renovation and also excludes Union Station Hotel Nashville, Autograph Collection for Q3 and Q4 in both 2020 and 2019 due to its sale in the third quarter of 2020.

Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Operating Data
($ in millions except ADR and RevPAR data)
(Unaudited)

Historical Operating Data:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019

Occupancy	75%	87%	87%	79%	82%
ADR	$251	$268	$263	$247	$258
RevPAR	$189	$233	$230	$194	$211

Hotel Revenues	$331.5	$406.0	$398.5	$355.0	$1,491.0
Hotel EBITDA	$90.0	$147.1	$137.0	$102.0	$476.0
Hotel EBITDA Margin	27.2%	36.2%	34.4%	28.7%	31.9%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2020	2020	2020	2020	2020

Occupancy	56%	3%	20%	20%	25%
ADR	$250	$266	$216	$195	$232
RevPAR	$139	$9	$42	$40	$57

Hotel Revenues	$252.8	$22.3	$77.0	$74.2	$426.2
Hotel EBITDA	$39.0	$(40.6)	$(19.3)	$(20.5)	$(41.3)
Hotel EBITDA Margin	15.4%	(182.2)%	(25.1)%	(27.7)%	(9.7)%

Notes:
These historical hotel operating results include information for all of the hotels the Company owned as of December 31, 2020 as if they were owned as of January 1, 2019. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Same-Property Hotel EBITDA by Property
(Hotel EBITDA $ in millions, Hotel EBITDA per key $ in thousands)
(Unaudited)

	Hotel EBITDA											2020 Hotel EBITDA per Key
Portfolio / Hotel	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020

Urban Lifestyle
Urban Iconic
The Liberty, a Luxury Collection Hotel, Boston	$6.1	$9.6	$13.3	$15.8	$17.2	$18.2	$18.5	$19.0	$21.4	$21.2	$0.3	$1.0
The Nines, a Luxury Collection Hotel, Portland	6.2	8.0	8.9	10.8	12.8	15.2	15.6	15.8	15.6	13.0	(0.6)	(1.8)
Hotel Colonnade Coral Gables, Autograph Collection	1.9	2.1	1.8	3.1	3.4	3.6	3.9	4.0	4.5	4.1	(0.3)	(1.9)
Sir Francis Drake	3.4	5.0	8.4	10.1	15.0	16.4	17.3	15.8	12.1	13.4	(1.2)	(2.9)
Argonaut Hotel	5.2	6.5	8.5	10.2	11.8	13.0	13.0	11.7	12.9	14.6	(1.5)	(6.0)
The Heathman Hotel	1.5	1.6	1.9	2.4	3.0	5.7	4.4	4.3	3.4	4.2	(0.9)	(6.0)
Hotel Spero	0.4	1.9	3.5	4.4	6.3	6.2	6.5	5.7	6.6	7.8	(1.5)	(6.4)
Hotel Monaco Washington DC	5.5	6.9	7.6	7.9	7.9	8.1	8.1	9.9	8.6	7.9	(1.4)	(7.6)
Mondrian Los Angeles	7.9	8.9	7.4	8.2	11.0	12.2	12.6	11.8	8.6	7.6	(2.0)	(8.5)
Hotel Monaco Seattle	2.2	2.9	3.4	5.2	6.2	6.7	6.1	6.1	6.4	5.6	(1.7)	(9.0)
Viceroy Santa Monica Hotel	3.0	5.8	6.9	7.6	8.2	8.4	7.8	7.0	6.6	6.2	(2.9)	(17.2)
Hotel Vitale	4.0	6.0	7.4	7.3	8.6	11.0	10.3	9.8	8.0	7.5	(4.0)	(20.0)

Urban Iconic total	$47.3	$65.2	$79.0	$93.0	$111.4	$124.7	$124.1	$120.9	$114.7	$113.1	$(17.7)	$(6.3)

Urban Contemporary
Montrose West Hollywood	$3.9	$4.3	$4.2	$5.5	$5.9	$5.9	$6.5	$5.9	$3.9	$4.7	$0.3	$2.3
Villa Florence San Francisco on Union Square	3.9	5.3	7.4	8.3	9.3	8.8	9.4	7.7	9.5	10.4	0.2	1.1
Grafton on Sunset	1.9	2.2	2.2	2.0	1.5	0.9	2.8	2.8	2.8	2.8	0.0	0.0
The Marker San Francisco	3.3	5.3	5.7	6.9	7.7	7.6	5.9	6.8	7.5	7.7	(0.1)	(0.5)
Le Parc Suite Hotel	4.2	4.5	4.7	5.3	5.6	6.1	7.0	6.1	6.1	5.8	(0.1)	(0.6)
Solamar Hotel	5.2	6.3	6.5	6.3	6.5	7.4	7.7	7.3	7.3	7.0	(0.4)	(1.7)
Chamberlain West Hollywood Hotel	1.0	3.4	3.8	4.1	4.8	4.8	5.2	4.4	3.1	3.7	(0.2)	(1.7)
Harbor Court Hotel San Francisco	2.7	4.0	3.7	4.9	5.8	6.1	5.6	3.9	4.3	5.6	(0.3)	(2.3)
Le Méridien Delfina Santa Monica	5.3	6.8	6.9	8.0	9.9	11.7	13.8	13.4	12.7	11.2	(0.8)	(2.6)
George Hotel	4.2	4.6	4.1	4.1	4.3	5.2	5.7	6.3	5.7	5.3	(0.5)	(3.6)
Hotel Chicago Downtown, Autograph Collection	5.5	5.3	7.3	8.4	8.5	10.4	12.4	12.3	12.6	12.2	(1.4)	(4.0)
Sofitel Philadelphia at Rittenhouse Square	4.3	6.0	6.7	6.5	7.4	8.6	9.2	8.6	8.3	8.0	(1.5)	(4.9)
W Los Angeles - West Beverly Hills	5.6	6.9	8.0	8.7	8.9	9.5	12.3	11.5	10.2	8.4	(2.0)	(6.7)
Hotel Vintage Portland	1.3	1.9	1.8	2.7	3.4	3.1	4.2	4.1	3.1	2.8	(0.9)	(7.7)
W Boston	3.8	4.4	5.8	6.2	8.1	9.6	9.3	9.2	7.9	8.1	(2.6)	(10.9)
Hotel Vintage Seattle	1.8	2.2	2.4	2.7	2.6	3.5	3.4	3.5	3.5	3.0	(1.5)	(12.0)

Viceroy Washington DC	3.3	3.6	3.4	3.2	3.2	3.0	3.6	5.8	5.5	4.9	(2.3)	(12.9)
Hotel Palomar Los Angeles Beverly Hills	2.3	2.9	3.9	3.8	4.5	4.2	6.2	4.0	7.4	5.7	(4.2)	(15.9)
Revere Hotel Boston Common	3.3	6.1	5.7	9.2	11.7	13.3	12.2	12.6	12.4	11.8	(6.1)	(17.1)
The Roger New York	6.2	6.4	5.0	7.5	8.2	7.3	5.8	5.7	5.3	4.1	(4.5)	(23.2)

Urban Contemporary total	$73.0	$92.4	$99.2	$114.3	$127.8	$137.0	$148.2	$141.9	$139.1	$133.2	$(28.9)	$(7.0)

"Unofficial Z Collection"
Hotel Zetta San Francisco	N/A	N/A	N/A	$2.8	$5.4	$6.2	$5.6	$5.5	$6.0	$6.0	$(0.3)	$(2.6)
Hotel Zephyr Fisherman's Wharf	7.3	8.7	11.2	12.1	12.1	12.6	16.2	13.1	13.7	16.8	(1.1)	(3.0)
The Hotel Zags	2.7	3.3	3.9	4.5	5.6	6.5	6.7	5.4	3.8	3.3	(1.0)	(5.7)
Hotel Zeppelin San Francisco	N/A	2.3	2.7	3.4	4.0	4.0	3.3	6.3	7.5	7.7	(1.2)	(6.1)
Hotel Zoe Fisherman's Wharf	N/A	N/A	5.2	6.6	7.9	8.2	7.8	3.6	7.7	8.9	(1.5)	(6.8)
Hotel Zena Washington DC	4.0	4.6	3.8	4.3	5.2	5.8	6.1	6.4	5.1	3.8	(2.3)	(12.0)
Hotel Zelos San Francisco	1.3	3.0	3.8	4.6	6.2	7.3	5.9	7.2	6.9	8.4	(2.5)	(12.4)

"Unofficial Z Collection" total	$15.3	$21.9	$30.6	$38.3	$46.4	$50.6	$51.6	$47.5	$50.7	$54.9	$(9.9)	$(6.8)

Urban Lifestyle total	$135.6	$179.5	$208.8	$245.6	$285.6	$312.3	$323.9	$310.3	$304.5	$301.2	$(56.5)	$(6.7)

Urban Major Brand
Embassy Suites San Diego Bay - Downtown	$7.6	$8.2	$8.8	$8.9	$9.5	$11.3	$11.3	$11.1	$11.7	$10.4	$(0.2)	$(0.6)

Hilton San Diego Gaslamp Quarter	7.6	8.5	8.8	8.9	9.5	10.5	10.9	11.1	11.6	10.5	(0.4)	(1.4)
The Westin San Diego Gaslamp Quarter	8.4	8.2	9.7	11.2	12.7	14.6	16.9	16.0	14.4	14.2	(1.3)	(2.9)
The Westin Copley Place, Boston	21.3	23.5	24.4	25.8	28.7	32.7	33.3	31.5	28.5	32.9	(4.4)	(5.5)
Hyatt Regency Boston Harbor	6.2	6.7	7.3	7.7	9.3	11.1	10.8	10.8	10.7	10.1	(2.2)	(8.1)
The Westin Michigan Avenue Chicago	14.7	15.8	16.7	16.0	18.0	19.4	17.9	13.1	12.0	9.9	(9.5)	(12.6)

Urban Major Brand total	$65.8	$70.9	$75.7	$78.5	$87.7	$99.6	$101.1	$93.6	$88.9	$88.0	$(18.0)	$(6.2)

Unique Lifestyle Resorts
LaPlaya Beach Resort & Club	$5.7	$7.6	$8.7	$10.7	$12.4	$15.7	$16.2	$11.8	$16.5	$17.7	$14.0	$74.1
Southernmost Beach Resort	9.0	10.4	10.8	14.1	17.6	19.9	21.1	17.9	19.3	20.3	12.7	48.5
The Marker Key West Harbor Resort	N/A	N/A	N/A	N/A	N/A	4.8	5.8	4.6	5.6	6.0	3.1	32.3
L'Auberge Del Mar	4.6	5.4	5.6	7.7	8.1	9.9	9.3	9.4	9.5	7.3	2.7	22.3
Paradise Point Resort & Spa	8.3	11.8	13.7	14.8	16.1	16.7	14.7	16.8	17.5	15.3	4.6	10.0
Skamania Lodge	4.4	4.8	5.2	6.0	6.8	7.7	8.1	9.0	9.5	10.3	1.2	4.6
Chaminade Resort & Spa	3.3	3.6	3.7	4.3	4.7	5.0	4.8	5.2	5.4	4.4	(1.1)	(7.1)
San Diego Mission Bay Resort	4.4	4.7	5.2	5.5	7.0	7.9	8.3	8.8	8.1	5.5	(4.2)	(11.8)

Unique Lifestyle Resorts total	$39.7	$48.3	$52.9	$63.1	$72.7	$87.6	$88.3	$83.5	$91.4	$86.8	$33.0	$17.3

Total Hotel EBITDA	$241.1	$298.7	$337.4	$387.2	$446.0	$499.5	$513.3	$487.4	$484.8	$476.0	$(41.5)	$(3.1)

Note:
These historical Same-Property Hotel EBITDA results include available information for all of the hotels the Company owned or had an ownership interest in as of February 23, 2021. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The parking garage at Revere Hotel Boston Common was sold on June 23, 2017. The historical results for Revere Hotel Boston Common have been adjusted to reflect the estimated impact of excluding the parking-related income.

Border indicates Hotel EBITDA for the year in which the hotel was acquired by the Company. The information above has not been audited and is presented only for comparison purposes. Any differences are a result of rounding.